CONFERENCE CALL TRANSCRIPT

EROC - Announcement of Hedge Transactions and Intention to Maintain Current Distribution Level
Event Date/Time: January 14, 2009 / 10:00AM ET

CORPORATE PARTICIPANTS

 Elizabeth Wilkinson
 Eagle Rock Energy - VP - IR, Treasurer

 Joe Mills
 Eagle Rock Energy - Chairman, CEO

 Steve Hendrickson
 Eagle Rock Energy - SVP - Technical Evaluations

 Bill Puckett
 Eagle Rock Energy - SVP – Midstream Business

 Jeff Wood
 Eagle Rock Energy - SVP, CFO

CONFERENCE CALL PARTICIPANTS

 Darren Horowitz
 Raymond James - Analyst

 Helen Ryoo
 Barclays Capital - Analyst

 Ron Londe
 Wachovia - Analyst

 James Jampel
 HITE Hedge - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the Announcement of Hedge Transactions and Intention to Maintain Current Distribution Level Conference Call. My name is Tawanda and I will be your coordinator for today. At this time, all participants are in listen-only mode, and we will facilitate a question and answer session towards the end of the conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Ms. Elizabeth Wilkinson, Vice President of Investor Relations and Treasurer. Please proceed, ma'am.

Elizabeth Wilkinson - Eagle Rock Energy - VP - IR, Treasurer
Thanks, Tawanda. Good morning. And thank you for joining us today for our conference call announcing Eagle Rock's recent hedge transactions and intention to maintain its current distribution level. Joining me today are Joe Mills, our Chairman and Chief Executive Officer; Jeff Wood, Senior Vice President and Chief Financial Officer; Alfredo Garcia, Senior Vice President Corporate Development; Chuck Boettcher, Senior Vice President, General Counsel and Secretary; Bill Puckett, Senior Vice President, Midstream Business; and Steve Hendrickson, Senior Vice President, Technical Evaluations.

Our remarks and answers to questions today may refer to or contain certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In accordance with safe harbor provisions of the Private Securities Reform Act of 1995, Eagle Rock Energy Partners has included in its SEC filings cautionary language identifying important factors, but not necessarily all factors, that could cause future outcomes to be materially different from those set forth in the forward-looking statements. A more complete discussion of these risks is included in our securities filings, which are publicly available on the EDGAR Systems.

Concurrent with issuing our press release yesterday after market close, we have also updated our commodity hedging overview presentation. You may access both the release and the updated hedging presentation on our website at www.eaglerockenergy.com. In addition, a replay and a transcript of this call will be available on our website within a few hours of the conclusion of this call today. When we begin the Q&A, please limit your questions to one follow up and then rejoin the queue. With that, I will turn the call over to Joe Mills for his remarks.

Joe Mills - Eagle Rock Energy - Chairman, CEO
Thank you, Elizabeth. Good morning, ladies and gentlemen. I appreciate you joining us this morning to discuss our recently announced hedging transactions and the impact these will have on our cash flows in 2009. We did publish a press release last night after the markets closed announcing a series of hedging transactions which we executed on last Thursday, January 8, 2009.

These transactions have the net effect of increasing our expected cash flow position in 2009 to sufficient levels which will enhance our ability to maintain our current distribution run rate of $0.41 per unit per quarter, or $1.64 per unit on an annual basis.

The actual distributions we declare each quarter, of course, will be subject to the operating performance of our assets; our view of prevailing market conditions, which could include forward oil, natural gas, and sulfur commodity prices; the potential impact of any unforeseen events, like an unscheduled plant turnaround; and the final approval of our Board of Directors of [the general partner of] our general partner.

These hedge transactions involve the unwinding of a portion of our existing in-the-money WTI crude oil swaps and collars in the years of 2011 and 2012 and the unwinding of two in-the-money 2009 WTI crude oil collars. With these various unwinding transactions, which coupled with an additional $13.9 million of cash that we sourced from a combination of our remaining excess coverage from our third quarter of 2008 and cash flow from operations, we purchased a 2009 WTI crude oil swap on 60,000 barrels per month beginning January 1, 2009, at a strike price of $97 per barrel.

Both the unwound hedges and the new hedges relate solely to the expected volumes in our midstream and minerals segments. We have made no changes to our upstream hedges in 2009 or any out year. With the execution of these transactions, we have substantially increased our expected cash flow in 2009, a year which we view as a uniquely difficult time in the MLP sector and commodity price environment.

With the approval of our Board of Directors, these transactions increase our net hedge position on crude oil and total liquids, which are propanes and heaviers, for 2009 to 88% of our net expected total hedgeable volumes with an average weighted price for our swaps, floors and puts at approximately $91 per barrel. These transactions better position us to deliver on our goals of generating stable cash flows and maintaining the current distribution of $0.41 per quarter or $1.64 per unit annually.

We are anticipating a challenging first half of 2009. But we remain optimistic on the recovery of the economy and with it commodity prices and drilling activity. Even absent such a recovery, we believe we would still be able to maintain at least the minimum quarterly distribution of $0.3625 per common unit per quarter or $1.45 per common unit annually and remain within our financial covenants as established in our senior secured revolving credit facility through the end of 2009.

In arriving at this conclusion, we have lowered our internal estimate of midstream throughput volumes by 6% to reflect the decrease in drilling activity resulting from the expected commodity price environment. We did update the Eagle Rock website last night to provide an updated commodity hedging overview presentation to give you the details of these transactions as well as our existing hedge portfolio for '09 and the out years. The presentation can be accessed by going to our website, select the Investor Relations tab, and then go to presentations.

These transactions bolster our ability and intention to maintain our current distribution level during this difficult economic and depressed commodity price cycle. We are now focusing our efforts on the future and seek opportunities to improve our business performance and to continue to layer on additional hedges in 2010 and beyond as we see pricing opportunities and strengthening of the market.

We are formulating our strategies for 2010 and beyond, where we currently remain at a 50% hedge level in 2010 at an average weighted price for our puts, floors, and swaps at $67 per barrel. We will be opportunistic over the next six to nine months in placing additional hedges to supplement our current hedge levels in 2010 and beyond.

As we look forward to our business prospects, we have seen a current reduction in the level of drilling activity, specifically in the Texas panhandle, due to lower net back prices at the well head. In discussions with many of our customers, they are evaluating their drilling plans for '09 in light of the extraordinary fall in commodity prices. But most have indicated they will return to drilling once they see a normalization in the volatility of the pricing environment.

Our East Texas segment is enjoying continued record volumes thanks to the ongoing drilling success in the expanded Austin Chalk Play by many of our customers as well as our recently acquired Millennium assets. We are very pleased with our Millennium acquisition assets, specifically in East Texas, where we are ahead of our expectations as compared to the time of the acquisition last fall.

Our upstream business continues to deliver on the production volumes and our cost structure is improving as we've seen a reduction in drilling rig rates as well as the cost of steel. Commodity prices, including sulfur prices, have fallen dramatically, which has placed a strain on our revenues. But we are taking wide-ranging measures to address this fall in revenues.

As previously discussed, we have reduced and are managing prudently our maintenance and growth capital costs. We still anticipate spending in 2009 approximately $20 million in maintenance capital and about $20 million in growth capital between our midstream and upstream businesses. We have aggressively been cutting our operating expenses and general administrative expenses to offset commodity price and midstream volume reductions.

We are currently planning on spending approximately $80 million in our operating costs and $35 million in our general and administrative costs in 2009. Last but not least, we still are maintaining approximately $175 million of undrawn capacity under our credit facility and only intend to draw on our facility to fund our growth capital needs. All other expenses will be funded from existing cash flows.

I would now like to introduce and welcome Mr. Jeff Wood to Eagle Rock as our Senior Vice President and Chief Financial Officer. Jeff joined us last Monday, January 5th, and brings a wealth of experience and knowledge of both the MLP sector as well as the equity and capital markets.

We're very excited that Jeff has joined us and will assist us in navigating these difficult economic times. I also want to thank Mr. Alfredo Garcia for his dedication and hard work as our interim CFO since last August. Alfredo now will resume his full-time duties as Senior Vice President of Corporate Development.

We believe, ladies and gentlemen, these hedging transactions that we announced last night as well as our continued operational performance reflect our continued strength and focus on delivering long-term stable distributions to our unit holders. We remain focused on executing on our strategy and navigating these extraordinary times with a goal of delivering continued distribution stability to all of our stakeholders.

With that, I now will open the floor to questions and answers. I would ask, though, that you bear in mind that we are in the process of closing out our fourth quarter financials and we will be announcing those results in March, early March. We would ask that you refrain from asking questions regarding fourth quarter, as we are not in a position to answer these at this time. With that, I will open up the floor to Q&A.

QUESTION AND ANSWER

Operator
Thank you.
(Operator Instructions)
Your first question comes from the line of Darren Horowitz with Raymond James. Please proceed.

Darren Horowitz - Raymond James - Analyst
Morning, guys. How are you?

Joe Mills - Eagle Rock Energy - Chairman, CEO
Good, Darren. Good morning.

Darren Horowitz - Raymond James - Analyst
Joe, congratulations. I think this move mitigates a lot of uncertainty out there in the marketplace and certainly gives you guys a better path on cash flow visibility. So congrats on that.

Joe Mills - Eagle Rock Energy - Chairman, CEO
Thank you.

Darren Horowitz - Raymond James - Analyst
First question, with these hedges in place, if you combine this new initiative with your legacy hedges as well as the November 25th net gas swaps that you guys put out, can you give us a little color on the entire partnership's hedging profile?

Joe Mills - Eagle Rock Energy - Chairman, CEO
You bet. Absolutely. As we said, we're now 88% hedged for '09 on our crude oil as well as all of our liquids, the propanes and heaviers. It's about 74% on our natural gas, obviously ethanes and the C2s, for '09. And then we drop to about the 50% level in 2010.

Clearly, with the reduction in our midstream estimates of production, i.e. the 6% estimated reduction that we expect, primarily, that's going to be in the Texas panhandle and then possibly south Louisiana in our newly acquired Millennium Gulf of Mexico assets. That's where the bulk of our expected midstream reductions are. We actually are expecting higher volumes in our east Texas segment. And we're already seeing that today. There's just ongoing continued drilling activity.

For those reasons, obviously, our risk management policy only allows us to go to 80%. So with a waiver from our Board of Directors, we've gone up to 88% on our crude oil. Clearly, we are careful in mitigating our exposure. We don't want to be speculative. We want to make sure that we give ourselves some room in case there is an operational issue -- unforeseen operational issue -- in particular with our customers if they slow down their drilling activity, hence the reason that we try and stay at the 90% or lower levels.

But we feel very comfortable with that. Quite frankly, where we are right now, we think we're very conservative in our volumes estimates, which should give us more opportunities to potentially layer on additional hedges as we go through each quarter and we see higher production throughputs.

Darren Horowitz - Raymond James - Analyst
Sure. Sure. I appreciate the color. You talked briefly not only in your prepared commentary but also in the release about a scenario where if the market doesn't recover and it doesn't materialize in the back half of this year that you still think you can maintain at least a quarterly distribution of $0.3625. Can you give us some insight as to what crude forecast and what natural gas forecast that's based on?

Joe Mills - Eagle Rock Energy - Chairman, CEO
Yes. Well, actually, right now, we're really running our numbers assuming a $45 oil environment basically for the rest of the year. So we are being very conservative in our view of oil prices. Clearly, if prices stay at $40 or lower, that could instigate us to have to look at a possible reduction down to our MQD levels.  [On the conference call, Mr. Horowitz asked Mr. Mills what crude oil and natural gas price forecast these statements were based on.  Mr. Mills responded with crude oil forecast but not natural gas forecast.  The answer as to natural gas forecast is $5.75/MMBtu.]

Darren Horowitz - Raymond James - Analyst
Okay. And then lastly, you talked briefly about taking some measures to address the fallen revenues in the upstream side of the business. Can you give us a little bit more detail as to what you're doing and possibly quantify any benefit?

Joe Mills - Eagle Rock Energy - Chairman, CEO
Yes, on the upstream side, clearly, our Stanolind acquisition, our Permian assets, have continued to outperform. We are still running close to 900 barrels equivalent a day in those assets as we speak. The good news for us is we have a number of very cost-effective, low-risk, proved undeveloped locations that we intend to drill out there. Currently, we have no rigs running. But we are scheduled to start picking up a rig in the early March timeframe and begin our drilling program for the year.

We still -- we are seeing rig rates fall, which obviously helps our underlying profit margin. We are also seeing the cost of steel come substantially down, which goes a long ways, both in our upstream as well as our midstream business as we continue to lay pipelines. So we are taking steps. We are aggressively negotiating with our suppliers, both in terms of lube oils and basic commodities to run our business.

And we are extracting quite a bit of cost in that area. I would tell you that right now, our expectations, we have cut our operating cost and our G&A close to almost 12% expectations for this year. So we are pushing every button we can in order to extract cost from our systems.

Darren Horowitz - Raymond James - Analyst
I appreciate it. Keep up the good work, Joe.

Joe Mills - Eagle Rock Energy - Chairman, CEO
Thank you. Appreciate it, Darren.

Operator
And your next question comes from the line of Helen Ryoo with Barclays Capital. Please proceed.

Helen Ryoo - Barclays Capital - Analyst
Yes, hi. Thanks for the update. And just my first question is regarding your commodities forecast. Could you just talk about the NGL side, what you're expecting for this year?

Joe Mills - Eagle Rock Energy - Chairman, CEO
Yes, right now, we -- last year, we ended up the year -- and I'm trying to remember the exact number. But it was close to -- we were running about 2 million barrels of -- 2 million gallons -- of NGLs per quarter. And we have cut that forecast down. Now clearly, we are rejecting ethane currently.

We don't expect to go back to a positive on ethane until about midyear. So right now, for the foreseeable future, we're being opportunistic. And there are days when we see the frac spreads converge that we will go back to producing the ethane rather than rejecting it. Today, though, we are rejecting ethane across the systems. Off the top of my head, Helen, I don't have the exact NGL forecast for you. But that's something that we can provide to you on a separate -- maybe later this afternoon.  [Subsequent to the call, Eagle Rock determined not to provide an NGL forecast.  However, Eagle Rock confirmed that the number of equity barrels of NGLs in the third quarter of 2008 was approximately 716,000 equity barrels for the Midstream business and 120,000 equity barrels for the Upstream business.  In confirming this, the registrant notes that the reference by Mr. Mills to 2 million barrels or 2 million gallons of NGLs per quarter is not correct.]

Helen Ryoo - Barclays Capital - Analyst
Okay. I appreciate that. And just a question of how this cross-commodity hedge work -- I know that you use some oil contracts to hedge your C3 and heavier. Let's say if propane prices at 50% of WTI crude, then would you be using one barrel of crude to hedge two barrels of propane? Is that sort of the right way to think about how the cross-product hedge works?

Steve Hendrickson - Eagle Rock Energy - SVP - Technical Evaluations
Yes, this is Steve Hendrickson. And that's exactly right. We look at that relationship between prices of the two commodities that have been observed over the last 36 months and use that slope of that regression line, if you will, that price relationship to establish the barrel-to-barrel conversion when we convert all of the NGL barrels to crude equivalent barrels for the purpose of determining how many crude barrels to hedge.

Helen Ryoo - Barclays Capital - Analyst
Okay. That's helpful. And just finally, on your midstream side of your liquid, what's the rough breakdown between oil and the NGL product? Is it 90 to 10 or just to get a sense what your mix is?

Bill Puckett - Eagle Rock Energy - SVP - Midstream Business
I don't have that number off the top of my head.

Joe Mills - Eagle Rock Energy - Chairman, CEO
Yes, Helen, we're going to have to get you -- we don't have that at our fingertips.  [Subsequent to the call, Eagle Rock clarified the question to be:  in the Midstream business, what is the split in aggregate equity liquids volume as between condensate and NGLs.  The answer to that question is that in the third quarter of 2008, condensate accounted for 36%, and NGLs accounted for 64%, of the total equity liquids volume.]

Helen Ryoo - Barclays Capital - Analyst
Okay.

Joe Mills - Eagle Rock Energy - Chairman, CEO
But again, we will get you that information.

Helen Ryoo - Barclays Capital - Analyst
Okay. I appreciate it. Thank you.

Operator
Your next question comes from the line of Ron Londe with Wachovia. Please proceed.

Ron Londe - Wachovia - Analyst
Thank you. Could you give us some insight into your assumptions for sulfur this year?

Joe Mills - Eagle Rock Energy - Chairman, CEO
Absolutely, Ron. Sulfur, obviously, was manna from heaven last year, as everybody recalls. And I've discussed this before previously. When we acquired our Big Escambia Creek assets as well as our East Texas assets, where the bulk of our sulfur production comes from, sulfur prices were trading around $40 per long ton at the Tampa Bay pricing point. Then you take -- back to our facility, you have to take out marketing and transportation costs.

Clearly, we saw a fantastic run up last year, where in the third quarter Tampa was priced at $617 per long ton. Currently, Tampa through this Friday is still receiving about $150. Actually, it's closer to about $170 per long ton before you take out market costs and deducts.

For our assumptions going forward, we are assuming that prices will collapse back to around $30 per long ton. So we are not -- in our revised forecast, we're assuming no revenues from our sulfur product. Clearly, the fall in sulfur prices have been as dramatic if not more so than the fall in crude oil and natural gas prices. So we are being extremely conservative in our view and projections for any sulfur revenues this year. And in essence, we're assuming no revenues from the sulfur. And that hopefully has upside to it.

Ron Londe - Wachovia - Analyst
Okay. Could you reiterate what you said about $45 oil and its effect on the distribution?

Joe Mills - Eagle Rock Energy - Chairman, CEO
Sure. We are assuming --

Ron Londe - Wachovia - Analyst
-- drops below $45.

Joe Mills - Eagle Rock Energy - Chairman, CEO
Yes, we're assuming right now that, in essence, we at $45 oil can maintain our current distribution run rates. When it falls below really $40 a barrel is when we would have to think twice about continuing our current run rate and possibly reducing our distributions back to our MQD at $1.45 annually.

Jeff Wood - Eagle Rock Energy - SVP, CFO
And, Ron, this is Jeff. Just a little more clarity on that. That's for '09. I mean, I think one thing to make clear here is if we feel that we've reached a new paradigm in crude oil prices and that $45 would extend into 2010, that would cause us to rethink things as well. I mean, we are going to be smart about distribution policy. And if the world's forever more at $45 crude, then that's going to take some thinking on our side.

Ron Londe - Wachovia - Analyst
Okay. Thank you.

Operator
(Operator Instructions)
Your next question comes from the line of James Jampel with HITE Hedge. Please proceed.

James Jampel - HITE Hedge - Analyst
Hi, Joe. Just to take the discussion back up to 35,000 feet to make sure that I understand it, basically what is -- is what's happening here is essentially we're gaining more exposure in the out years in order to have less exposure this year in the hope that the market for commodities does come back in the out years?

Joe Mills - Eagle Rock Energy - Chairman, CEO
James, you described it perfect, exactly the way we view it. We clearly believe that this extraordinary collapse in prices -- and I said it, I think, the last time -- I didn't believe, quite frankly, $140 oil was sustainable. And I would say today I don't believe $35 oil is sustainable.

Clearly, we have seen across the industry -- certainly, we have the benefit of being both a midstream and an upstream and even a minerals business -- we are seeing, obviously, a dramatic decline in the rig count. That is not sustainable, i.e. prices can't remain at these levels when everybody in the industry is laying down rigs in the short term.

We will see the supply and demand equation come back into balance. Now the question that everybody is asking and certainly we are too, is when will that occur? And what will be the new paradigm in oil prices and gas prices? We don't believe, though, that $35 or $45 oil is sustainable long term. So you are exactly right.

We believe that this is a temporary -- temporary being a year or more possibly -- decline in prices. However, we think by the time 2011 and '12 come back around, we will see prices back in those levels that we will be opportunistic in laying additional hedges on during that timeframe. So yes, we are basically increasing our exposure in the out years in order to mitigate our price exposure in the very near term.

James Jampel - HITE Hedge - Analyst
Thank you.

Operator
And at this time, there are no additional questions in queue. I would now like to turn the call back over to Mr. Joe Mills for closing remarks.

Joe Mills - Eagle Rock Energy - Chairman, CEO
Thank you. Well, ladies and gentlemen, I do appreciate you taking your time to listen to our call today. I want to emphasize that the management team of Eagle Rock remains extremely optimistic in the long-term prospects of our business. Clearly, we are reacting to what we believe are just extraordinary times, both in our sector as well as the commodity price and economic and credit markets.

We believe these transactions really reduce our price risk, but more importantly give clarity to you, our unit holders and stakeholders, in our ability to maintain our distributions throughout this year. We are excited about our continued business prospects.

Again, our acquisition of Millennium, we're very excited about it. It has well positioned us in East Texas to be a significant player and thanks to our continued success, both in the chalk as well as the Angelina River Complex and possibly the Haynesville.

We think this company is still very well positioned in order to deliver on its long-term goal of stable distributions. So again, I do appreciate everybody's time and attention this morning. And we look forward to talking to you in the early March timeframe regarding our fourth quarter earnings at that time. Thank you, all.

Operator
Thank you for joining today's conference. That concludes the presentation. You may now disconnect. And have a wonderful day.